Exhibit 23.2

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Consent of Independent Registered Public Accounting Firm
Ascent Industries Co. (formerly known as Synalloy Corporation)
Oak Brook, Illinois
We hereby consent to the incorporation by reference in the Registration Statement of our report dated March 29, 2022, relating to the consolidated financial statements and schedules of Ascent Industries Co. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
BDO USA, LLP
Chicago, Illinois

December 13, 2022
BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.